NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 21, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 09, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tellurian Inc. and Woodside Energy (Transitory) Inc., a wholly owned subsidiary of Woodside Energy Holdings (NA) LLC, which are wholly owned subsidiaries of Woodside Energy Group Ltd became effective on October 9, 2024. Each share of Tellurian Inc. Common Stock was exchanged for USD 1.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 09, 2024.